Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Carmike Cinemas, Inc.:

We consent to the incorporation by reference in Registration Statement on Form S-4 of our reports dated March 9, 2012 relating to the consolidated financial statements of Carmike Cinemas, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Carmike Cinemas, Inc. and subsidiaries for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

May 10, 2012